UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Metalla Royalty & Streaming Ltd.

(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	n/a (I.R.S. Employer Identification No.)

543 Granville Street

Suite 501

Vancouver BC

Canada V6C 1X8
(Address of Principal Executive Offices)

Share Compensation Plan

(Full title of the plan)

Registered Agent Solutions, Inc.

3400 Capitol Boulevard SE, Suite 101

Tumwater, Washington 98105
(Name and address of agent for service)

(800) 547-7007
(Telephone number, including area code, of agent for service)

With a copy to:

Christopher L. Doerksen

Dorsey & Whitney LLP

701 Fifth Avenue, Suite 6100

Seattle, WA 98104

(206) 903-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer" "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 registers the offer and sale of common shares of Metalla Royalty & Streaming Ltd. (the "Registrant") pursuant to the Metalla Royalty & Streaming Ltd. Share Compensation Plan.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are hereby incorporated in this registration statement by reference:

(a) The Annual Report on Form 40-F for the year ended December 31, 2024, filed with the Commission on March 27, 2025;

(b) All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 2025; and

(c) The description of the Registrant's securities contained in the Registrant's registration statement on Form 40-F filed under the Exchange Act on May 30, 2019, including any amendments or reports filed for the purposes of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

One of the experts named in this registration statement, Charles Beaudry, is a consultant of the Registrant. Such expert and other experts named in this registration statement serving as officers, directors, employees or consultants may own common shares of the Registrant and may participate in the Registrant's share-based compensation plans, including the Share Compensation Plan.

Item 6. Indemnification of Directors and Officers.

The Business Corporations Act (British Columbia) ("BCBCA") provides that a company may:

  indemnify an eligible party against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and
  after the final disposition of an eligible proceeding, pay the "expenses" (which includes costs, charges and expenses (including legal and other fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purpose of the BCBCA, an "eligible party," in relation to a company, means an individual who:

  is or was a director or officer of the company;
  is or was a director or officer of another corporation
    at a time when the corporation is or was an affiliate of the company, or at the request of the company; or
  at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An "eligible proceeding" under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A "proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or as the case may be; or
  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not (i) indemnify the eligible party in respect of the proceeding; or (ii) pay the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

  order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;
  order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
  order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;
  order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order; or
  make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

The Registrant's articles provide that, subject to the BCBCA, the Registrant must indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties (as defined in the Registrant's articles), to which such person is or may be liable and must, after the final disposition of an eligible proceeding (as defined in the Registrant's articles), pay the expenses (as defined in the BCBCA) actually and reasonably incurred by such person in respect of that proceeding. Pursuant to the Registrant's articles, each director and alternate director is deemed to have contracted with the Registrant on the aforementioned terms.

The Registrant's articles further provide that the Registrant may indemnify any person, subject to any restrictions in the BCBCA, and that the failure of a director, alternate director or officer of the Registrant to comply with the BCBCA or the Registrant's articles does not invalidate any indemnity to which he or she is entitled under the Registrant's articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of certain eligible persons, as set out in the articles.

The Registrant is a party to an indemnity agreement with each of its current directors and senior officers providing that if such director or officer or his or her heirs and personal or other legal representatives (collectively, the "indemnitee") has been or may be involved, including, without limitation, as a party,  or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to any current, threatened, pending, commenced, continuing or completed proceeding, action, suit, hearing, inquiry, investigation, arbitration or alternative dispute resolution mechanism or procedure, howsoever arising, whether civil, criminal, administrative, investigative or other, and whether arising in law, equity or under statute, rule, regulation or ordinance of any governmental or administrative body or otherwise, and whether made or commenced by the Registrant or any Associated Corporation (as defined in the indemnity agreement) and any appeal or appeals therefrom by reason of or arising, in whole or in part, out of or in connection with or incidental to any event or occurrence that takes place either before or after the execution of the indemnity agreement and arising out of or in connection with, or incidental to the indemnitee being or having been a having been a director or officer of, or holding or having held an equivalent position, or acting or have acted in a similar capacity, with:

(a) the Registrant;

(b) an affiliate of the Registrant; or

(c) any other corporation, partnership, trust, joint venture or other unincorporated entity for which the indemnitee is or was a director or officer, or holds or held a position equivalent to that of a director or officer or acts in a similar capacity, at the request of the Registrant,

(collectively, an "Eligible Proceeding")

the Registrant shall, to the fullest extent permitted by law indemnify and save harmless the indemnitee for any such:

(a) judgment, penalty, damages, fine or amount awarded or imposed in, or an amount paid in settlement of an Eligible Proceeding; and

(b) costs, charges and expenses of whatever nature or kind, including, without limitation, any and all costs, charges and expenses which the indemnitee may reasonably incur, suffer, sustain or be required to pay in connection with investigating, initiating, preparing for, defending, serving as or being a witness, providing evidence in connection with, attending any meeting, discovery, trial or hearing, instructing or receiving advise of the indemnitee's own or other counsel or other professional advisors in relation to, preparing to prosecute, defend or settle, setting, appealing or otherwise participating in or otherwise being involved in (including in each case, on appeal), any Eligible Proceeding, whether or not any Eligible Proceeding is commenced, including all reasonable legal and other fees, charges and disbursements and includes all reasonable costs, charges and expenses actually and reasonably incurred by the indemnitee in connection with the indemnitee's rights under the indemnitee agreement.

The Registrant is not obligated to indemnify an indemnitee if:

(a) in relation to the subject matter of the proceeding, the director or officer did not act honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the director acted as a director or officer at the Registrant's request; and

(b) in the case of a proceeding other than a civil proceeding, the director or officer did not have reasonable grounds for believing that his or her conduct in respect of which the proceeding was brought was lawful;

provided, however, that in the absence of compelling evidence to the contrary, the director shall be presumed to have acted in good faith and in the best interests of the Registrant (or the best interests of the other entity, as the case may be).

The Registrant maintains directors' and officers' liability insurance coverage through primary and excess policies covering the Registrant and its subsidiaries, which have annual aggregate policy limits of USD$30 million, subject to a corporate retention of USD$1 million for any loss to which a retention applies. This insurance provides coverage for indemnity payments made by the Registrant to its directors and officers as required or permitted by law for losses, including legal costs, incurred by officers, directors and alternate directors in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors and officers is subject to various exclusions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Share Compensation Plan (incorporated by reference to Schedule "B" to Exhibit 99.2 to the Form 6-K furnished on May 25, 2023)

5.1	Opinion and Consent of DLA Piper (Canada) LLP

23.1	Consent of DLA Piper (Canada) LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

23.3	Consent of Charles Beaudry

24.1	Power of Attorney (included in signature page)

107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Share Compensation Plan (incorporated by reference to Schedule "B" to Exhibit 99.2 to the Form 6-K furnished on May 25, 2023)

5.1	Opinion and Consent of DLA Piper (Canada) LLP

23.1	Consent of DLA Piper (Canada) LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

23.3	Consent of Charles Beaudry

24.1	Power of Attorney (included in signature page)

107	Filing Fee Table

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Humacao, Puerto Rico, on this 30th day of January, 2026.

METALLA ROYALTY & STREAMING LTD.

By:	/s/ Brett Heath
Name: Brett Heath
Title: Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brett Heath and Saurabh Handa, or either of them, as the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), exhibits thereto, and other documents in connection therewith to this registration statement and any related registration statements necessary to register additional securities and to file the same with exhibits thereto and other documents in connection therewith with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brett Heath	Chief Executive Officer and Director	January 30, 2026
Brett Heath	(Principal Executive Officer and authorized representative in the United States)

/s/ Saurabh Handa	Chief Financial Officer	January 30, 2026
Saurabh Handa	(Principal Financial Officer and Principal Accounting Officer)

/s/ Alexander Molyneux	Director	January 30, 2026
Alexander Molyneux

/s/ James Beeby	Director	January 30, 2026
James Beeby

/s/ Lawrence Roulston	Director	January 30, 2026
Lawrence Roulston

/s/ Amanda Johnston	Director	January 30, 2026
Amanda Johnston

/s/ Chris Beer	Director	January 30, 2026
Chris Beer